EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For Additional Information Contact:

AirNet Systems Inc.	InvestQuest, Inc.
Bill Sumser	Robert Lentz
(614) 237-2057	(614) 876-1900

AirNet Systems, Inc. Completes Sale of Mercury Business Services Unit

COLUMBUS, Ohio –August 13, 2003 — AirNet Systems, Inc. (NYSE: ANS) announced today that on August 11, 2003, it completed the sale of substantially all of the assets of its Mercury Business Services unit to Mercury Business Services, Inc., a Delaware corporation owned by a group that includes the original owners of the Mercury business.

The final price of the transaction was approximately $1.1 million.  Mercury Business Services, Inc. paid approximately $455,000 of the purchase price through the issuance of a ninety day promissory note secured by the assets being sold and guaranteed by each of the shareholders of Mercury Business Services, Inc.  Under the terms of the Asset Purchase Agreement, approximately $536,000 of the purchase price was paid with AirNet common shares owned by the shareholders of Mercury Business Services, Inc., including 56,000 common shares tendered to AirNet prior to closing at $4.30 per share (the closing price of the AirNet shares on the NYSE on July 25, 2003) and 68,494 common shares tendered to AirNet on the closing date at $4.31 per share (the average closing price of the AirNet shares on the NYSE on August 4-6, 2003).  The balance of the purchase price was paid in cash.

About AirNet Systems, Inc.

AirNet Systems Inc. is a premiere provider of aviation services including time-critical delivery and private passenger charter.  AirNet operates AirNet Express, an integrated national air transportation network providing expedited air transportation to banks, medical customers and other time-critical small package shippers in more than 100 cities nationwide.  AirNet is committed to safety, security and customer service — these are the hallmarks of AirNet’s success over the last 28 years.  The AirNet airline operates more than 120 aircraft, including 36 Learjets, located strategically throughout the United States, flying over half a million miles per week.  AirNet’s fleet departs most cities several hours after other major package delivery companies.  To find out more, visit AirNet’s web site at www.airnet.com.

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